CTPartners Acquires Prominent Mexican Executive Search Firm
Eduardo Taylor, Founder of Taylor Executive Consultancy, Joins Firm as Managing Partner, Mexico
NEW YORK--(BUSINESS WIRE)--Sep. 12, 2013-- CTPartners (NYSE MKT:CTP), a leading global retained executive search firm, today announced that it has signed a Letter of Intent to acquire Taylor Executive Consultancy Latam S. de R.L. Eduardo Taylor will join CTPartners as the Managing Partner, Mexico.
Taylor is a seasoned multinational executive search consultant with over 17 years of experience placing executives in global and regional companies. His primary focus is in the Industrial and Consumer Products markets where he has completed searches at the most-senior levels, including CEO and Board of Directors. He has also worked with clients on succession planning and management assessment.
Brian Sullivan, Chief Executive Officer of CTPartners, said, “Eduardo is a client-centric executive search consultant who has demonstrated superb leadership in running his own successful search firm, as well as when he was the Managing Partner of the largest search firm in Mexico. Eduardo is highly regarded in the board rooms of the largest Mexican companies throughout the country, and we are very pleased to have him leading our search consultancy.”
Nestor D’Angelo, Managing Partner for CTPartners in Latin America, said, “Eduardo’s commitment to his clients and his personal standards for providing the very best search experience are exactly what CTPartners is all about. Eduardo will complement our strong team in Mexico, an extremely important market for us. We are very excited he has joined our Latin American team to continue to strengthen our leadership in the region.”
Taylor commented, “CTPartners is a perfect fit for me and for clients in Mexico. The philosophy of transparency and accountability on every search is what I have built my career on, and I am thrilled to join a firm with the same principles. Global, regional and Mexican companies will benefit from CTPartners consultative, quality-driven approach.”
About CTPartners
CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven record in C-Suite, senior executive, and board searches, as well as expertise serving private equity and venture capital firms.
With origins dating back to 1980, CTPartners serves clients with a global organization of more than 400 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries. Headquartered in New York, CTPartners has 24 offices in 16 countries.
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Source: CTPartners
CTPartners
Jennifer Silver, +1 617-316-5527
jsilver@ctnet.com